STOCK PURCHASE AGREEMENT


                              AMONG


                           HADRON, INC.

                              AND

            VAIL RESEARCH AND TECHNOLOGY CORPORATION

                              AND

                         JEANNINE MANTZ





                 DATED AS OF DECEMBER 18, 1998

                        TABLE OF CONTENTS

                                                             Page

ARTICLE I. . . . . . . . . . . . . . . . . . . . . . . . . . . .
1.1  Definitions . . . . . . . . . . . . . . . . . . . . . . . .1

                           ARTICLE II
PURCHASE AND SALE OF SHARES. . . . . . . . . . . . . . . . . . .
2.1  Purchase and Sale of Shares . . . . . . . . . . . . . . . .3
2.2  Purchase Price. . . . . . . . . . . . . . . . . . . . . . .3
2.3  The Closing . . . . . . . . . . . . . . . . . . . . . . . .3
2.4  Purchase Price Adjustment . . . . . . . . . . . . . . . . .4

                          ARTICLE III
EMPLOYMENT AGREEMENT . . . . . . . . . . . . . . . . . . . . . .
3.1  Employment Agreement. . . . . . . . . . . . . . . . . . . .5

                           ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE SELLER . .
4.1  Organization of Seller. . . . . . . . . . . . . . . . . . .5
4.2  Authority Relative to this Agreement. . . . . . . . . . . .5
4.3  Qualification of the Company. . . . . . . . . . . . . . . .6
4.4  Capitalization of the Company; Validity of Shares . . . . .6
4.5  No Violation. . . . . . . . . . . . . . . . . . . . . . . .6
4.6  Consents and Approvals. . . . . . . . . . . . . . . . . . .6
4.7  Compliance with Laws. . . . . . . . . . . . . . . . . . . .6
4.8  Licenses and Permits. . . . . . . . . . . . . . . . . . . .7
4.9  Environmental Matters . . . . . . . . . . . . . . . . . . .7
4.10 Financial Statements. . . . . . . . . . . . . . . . . . . .7
4.11 Absence of Change . . . . . . . . . . . . . . . . . . . . .7
4.12 Undisclosed Liabilities . . . . . . . . . . . . . . . . . .8
4.13 Current Information . . . . . . . . . . . . . . . . . . . .8
4.14 Tax Matters . . . . . . . . . . . . . . . . . . . . . . . .9
4.15 Labor and Employment Matters. . . . . . . . . . . . . . . .9
4.16 Litigation. . . . . . . . . . . . . . . . . . . . . . . . .9
4.17 Title to Properties . . . . . . . . . . . . . . . . . . . .9
4.18 Leases. . . . . . . . . . . . . . . . . . . . . . . . . . .9
4.19 Material Contracts. . . . . . . . . . . . . . . . . . . . 10
4.20 Intellectual Property . . . . . . . . . . . . . . . . . . 11
4.21 Accounts Receivable . . . . . . . . . . . . . . . . . . . 11
4.22 Year 2000 . . . . . . . . . . . . . . . . . . . . . . . . 11
4.23 Maintenance of Tangible Personal Property . . . . . . . . 12
4.24 Insurance . . . . . . . . . . . . . . . . . . . . . . . . 12
4.25 Employee Benefit Plans. . . . . . . . . . . . . . . . . . 12
4.26 Insider Interests . . . . . . . . . . . . . . . . . . . . 13
4.27 Certain Practices . . . . . . . . . . . . . . . . . . . . 13
4.28 Full Disclosure . . . . . . . . . . . . . . . . . . . . . 13

                           ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER. . . . . . . . . . . . .
5.1  Organization; Authority Relative to this Agreement. . . . 13
5.2  No Violation. . . . . . . . . . . . . . . . . . . . . . . 14
5.3  Consents and Approvals. . . . . . . . . . . . . . . . . . 14
5.4  Litigation. . . . . . . . . . . . . . . . . . . . . . . . 14
5.6  Finders . . . . . . . . . . . . . . . . . . . . . . . . . 14
5.7  Full Disclosure . . . . . . . . . . . . . . . . . . . . . 14

                           ARTICLE VI
ADDITIONAL COVENANTS . . . . . . . . . . . . . . . . . . . . . .
6.1  Expenses. . . . . . . . . . . . . . . . . . . . . . . . . 15
6.2  Public Announcements. . . . . . . . . . . . . . . . . . . 15
6.3  Further Assurances. . . . . . . . . . . . . . . . . . . . 15

                          ARTICLE VII
EMPLOYEES AND EMPLOYEE MATTERS . . . . . . . . . . . . . . . . .
7.1  Company Employees . . . . . . . . . . . . . . . . . . . . 15
7.2  Employee Benefit Plans. . . . . . . . . . . . . . . . . . 15
7.3  Administration. . . . . . . . . . . . . . . . . . . . . . 16

                          ARTICLE VIII
CONDITIONS TO OBLIGATIONS OF BUYER . . . . . . . . . . . . . . .
8.1  Representations and Warranties. . . . . . . . . . . . . . 16
8.2  Performance of this Agreement . . . . . . . . . . . . . . 16
8.4  Consents and Approvals. . . . . . . . . . . . . . . . . . 16
8.5  Injunction, Litigation, etc . . . . . . . . . . . . . . . 16
8.6  Legislation . . . . . . . . . . . . . . . . . . . . . . . 17
8.7  Estoppel Certificates, etc. . . . . . . . . . . . . . . . 17
8.8  Resignations. . . . . . . . . . . . . . . . . . . . . . . 17
8.9  Opinion of Counsel for Seller . . . . . . . . . . . . . . 17
8.10 Repayment of Loan by Jeannine Mantz . . . . . . . . . . . 17

                           ARTICLE IX
CONDITIONS TO OBLIGATIONS OF SELLER. . . . . . . . . . . . . . .
9.1  Representations and Warranties. . . . . . . . . . . . . . 17
9.2  Performance of this Agreement . . . . . . . . . . . . . . 17
9.3  Corporate Authorization . . . . . . . . . . . . . . . . . 18
9.4  Injunction, Litigation, etc . . . . . . . . . . . . . . . 18
9.5  Legislation . . . . . . . . . . . . . . . . . . . . . . . 18
9.6  Opinion of Counsel for Buyer. . . . . . . . . . . . . . . 18

                           ARTICLE X
CLOSING. . . . . . . . . . . . . . . . . . . . . . . . . . . . .
10.1 Time and Place of Closing . . . . . . . . . . . . . . . . 18
10.2 Deliveries by Seller. . . . . . . . . . . . . . . . . . . 18
10.3 Deliveries by Buyer . . . . . . . . . . . . . . . . . . . 19
10.4 Deliveries by Seller and Buyer. . . . . . . . . . . . . . 19

                           ARTICLE XI
INDEMNIFICATION. . . . . . . . . . . . . . . . . . . . . . . . .
11.1 Indemnification by Seller . . . . . . . . . . . . . . . . 19
11.2 Indemnification by Buyer. . . . . . . . . . . . . . . . . 20
11.3 Third Party Claims. . . . . . . . . . . . . . . . . . . . 20
11.4 Survival; Investigation . . . . . . . . . . . . . . . . . 21
11.5 Maximum Liability . . . . . . . . . . . . . . . . . . . . 22
11.6 Indemnification Offset. . . . . . . . . . . . . . . . . . 22

                          ARTICLE XII
GENERAL PROVISIONS . . . . . . . . . . . . . . . . . . . . . . .
12.1 Notices . . . . . . . . . . . . . . . . . . . . . . . . . 22
12.2 Governing Law . . . . . . . . . . . . . . . . . . . . . . 23
12.4 Headings. . . . . . . . . . . . . . . . . . . . . . . . . 23
12.5 No Third Party Beneficiaries. . . . . . . . . . . . . . . 23
12.6 Counterparts. . . . . . . . . . . . . . . . . . . . . . . 23
12.7 Miscellaneous . . . . . . . . . . . . . . . . . . . . . . 23

                             EXHIBITS

Exhibit A-1    Accounts Receivable Note
Exhibit A-2    Contingent Liability Note
Exhibit B      Employment Agreement for Jeannine Mantz
Exhibit C      Articles of Incorporation and Bylaws of
               Vail Research & Technology Corporation
Exhibit D      Opinion of Counsel of Seller
Exhibit E      Opinion of Counsel of Buyer
Exhibit F      Financial Statements of Vail


                           SCHEDULES


                    Seller's Disclosure Schedule
Schedule 4.8        Licenses and Permits
Schedule 4.15       Employment Agreement
Schedule 4.18       Lease Agreements
Schedule 4.19       Material Contracts
Schedule 4.20       Intellectual Property
Schedule 4.21       Accounts Receivable
Schedule 4.24       Insurance Policies
Schedule 4.25       Employee Benefit Plans

                     STOCK PURCHASE AGREEMENT

     This STOCK PURCHASE AGREEMENT ("Agreement"), dated as of December 18, 1998, is made among Jeannine Mantz the sole stockholder of VAIL RESEARCH AND TECHNOLOGY CORPORATION ("Seller"), HADRON, INC., a New York corporation ("Buyer") and VAIL RESEARCH AND TECHNOLOGY CORPORATION, a Maryland corporation (the "Company").

                           INTRODUCTION

     A. Seller owns all of the issued and outstanding shares (the "Shares") of common stock of the Company.

     B. Seller desires to sell and Buyer desires to purchase the Shares on the terms and for the consideration hereinafter set forth.

     NOW THEREFORE, in consideration of the foregoing and the representations, warranties and agreements herein contained, the parties, intending to be legally bound, agree as follows:

                            ARTICLE I
                           DEFINITIONS

     1.1 Definitions. The following terms, as used herein, have the following meanings:

     "Accounts Receivable" has the meaning set forth in Section
4.21.

     "Accounts Receivable Note" has the meaning set forth in
Section 2.3.

     "Anniversary Date" has the meaning set forth in Section 2.3(b).

     "Audited Company Financial Statements" has the meaning set forth in Section 4.10.

     "Closing" has the meaning set forth in Section 2.3.

     "Closing Date" has the meaning set forth in Section 10.1.

     "Company" means Vail Research and Technology Corporation.

     "Company's Auditors" means Rubino & McGeehin Chartered
Certified Public Accountant.

     "Company Employees" has the meaning set forth in Section 7.1.

     "Contingent Liability Note" has the meaning set forth in
Section 2.3.

     "Employment Agreement" has the meaning set forth in
Article III.

     "Encumbrances" means liens, mortgages, charges, security interests and other defects in title generally considered to be encumbrances. When referring to the Shares, Encumbrances also means any preemptive rights or rights of first refusal.

     "Environmental Permits" has the meaning set forth in
Section 4.9(a).

     "ERISA" means the Employment Retirement Income Security Act of 1974, as amended.

     "Excess Collections" has the meaning set forth in Section 2.3.

     "Intellectual Property" has the meaning set forth in
Section 4.20.

     "Internal Revenue Code" means the Internal Revenue Code of
1986, as amended.

     "Inventory" has the meaning set forth in Section 4.22.

     "Leases" has the meaning set forth in Section 4.18.

     "Legal Action" has the meaning set forth in Subsection 11.2(ii).

     "Licenses and Permits" has the meaning set forth in
Section 4.8.

     "Material Contracts" has the meaning set forth in
Section 4.19.

     "Note and Notes" have the meaning set forth in Section 2.3.

     "PBGC" means the Pension Benefit Guaranty Corporation.

     "Pension Plans" has the meaning set forth in Section 4.25(a).

     "Person" means an individual, a corporation, a partnership, an association, a labor union, a trust or any other entity or organization, including a government, a governmental body, a political subdivision or an agency of instrumentality thereof.

     "Purchase Price" has the meaning set forth in Section 2.2.

     "Reserve" has the meaning set forth in Section 2.3.

     "Seller Disclosure Schedule" means the disclosure schedule delivered by Seller to Buyer simultaneously with the execution and delivery of this Agreement, which schedule contains certain information constituting an integral part of this Agreement.

     "Shares" has the meaning set forth in the Introduction.

     "Shortfall" has the meaning set forth in Section 2.3.

     "Stockholder Receivable" has the meaning set forth in Section
8.2.

     "Subsidiary" with respect to any party to this Agreement, means any corporation or other business entity, whether or not incorporated, of which at least 50% of the securities or interests having, by their terms, ordinary voting power to elect members of the Board of Directors, or other persons performing similar functions with respect to such entity, is held directly or indirectly by such party.

     "Survival Date" has the meaning set forth in Section 11.4(a).

     "to the knowledge of Seller/Company" means to the knowledge of either the Company or the Seller.

     "Welfare Plans" has the meaning set forth in Section  4.25(a).

                            ARTICLE II
                   PURCHASE AND SALE OF SHARES

     2.1 Purchase and Sale of Shares. Upon the terms and conditions of this Agreement, at the Closing, Seller shall sell to Buyer and Buyer shall purchase from Seller the Shares owned by Seller for the consideration hereinafter set forth.

     2.2 Purchase Price. The purchase price to be paid for the Shares (the "Purchase Price") is One Million Five Hundred Ninety Three Thousand Six Hundred and Sixty One Dollars and No/ 100 ($1,593,661) (based upon the net worth of the Company as of September 30, 1998 plus Two Hundred Thousand and No/100 ($200,000)), subject to post-Closing adjustments for earnings from September 30, 1998 through the Closing Date pursuant to Sections
2.3 and 2.4.

     2.3 The Closing. Subject to the terms and conditions of this Agreement, the sale and purchase of the Shares shall take place at a closing (the "Closing"), pursuant to Section 10.1. On the terms and subject to the conditions of this Agreement, at Closing, Buyer will pay to Seller:

    (a) One Million One Hundred Ninety Three Thousand Six Hundred and Sixty One Dollars and No/100 ($1,193,661) by certified bank check;

    (b) Three Hundred Thousand Dollars and No/100 ($300,000) by means of Buyer's non-interest bearing promissory note (the "Accounts Receivable Note") payable to the order of Seller, in the form of the note attached as Exhibit A-1, which note shall be payable each month in the amount of Twenty-Five Thousand Dollars and No/100 ($25,000). However, if in any month in which there remains an outstanding balance on the Accounts Receivable Note, the Buyer has received from the Accounts Receivable collections in excess of the amount of the total monthly payments made under the Accounts Receivable Note ( the "Excess Collections"), the Buyer will pay to the Seller, within ten (10) days of the end of each month, the difference between the Excess Collections and the total monthly payments then made under the Accounts Receivable Note, up to the balance due under the Accounts Receivable Note.

         On the two year anniversary of the Closing Date (the "Anniversary Date"), Buyer will make an accounting of all Accounts Receivable collected to date. Any Accounts Receivable uncollected by the Anniversary Date (the "Shortfall")shall be satisfied in full first, in the Buyer's discretion, by deducting such amount from either the Contingent Liability Note or the Accounts Receivable Note or both, or if such notes are no longer outstanding or are insufficient to fully satisfy the Shortfall, Seller shall be personally liable for immediately paying to the Buyer the remaining amount of the Shortfall, if any, subject to the limitation in Section 11.5 and 11.6.

    (c) One Hundred Thousand Dollars and No/100 ($100,000) by means of Buyer's non-interest bearing promissory note the ("Contingent Liability Note") payable to the order of Seller in the form of the note attached as Exhibit A-2, which note shall be due and payable on the Anniversary Date, less permitted deductions taken for contingent liabilities.

    2.4  Purchase Price Adjustment.  On or before February 1,
1999, the net worth of the Company shall be determined as of December 31, 1998, and the financials will be prepared consistent with past practices. This net worth shall then be pro rated to December 18, 1998, (the "Closing Value") and the Closing Value shall be compared to the net worth of the Company as represented on the Company's financial statements as of September 30, 1998. ("Preliminary Value"), attached as Exhibit F.

         To the extent the Closing Value shall be less than the Preliminary Value, the Purchase Price shall be reduced to the extent of such difference. Such difference shall be immediately paid by the Seller to Buyer by certified bank check. To the extent the Closing Value shall be greater than the Preliminary Value, the Purchase Price shall be increased to the extent of such difference. Such difference shall be immediately paid by the Buyer to Seller by certified bank check.

                           ARTICLE III
                       EMPLOYMENT AGREEMENT

    3.1 Employment Agreement. In connection with the sale and purchase of the Shares contemplated by this Agreement Seller and Buyer will enter into the following employment agreement:

         (a) The employment agreement in substantially the form attached hereto as Exhibit B. The foregoing agreement is hereinafter referred to as the "Employment Agreement."


                            ARTICLE IV
   REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE SELLER

    The Company and the Seller, jointly and severally, represent and warrant to Buyer, except as set forth in the attached Seller
Disclosure Schedule, the following:

    4.1 Organization of Seller. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland. The Company's Articles of Incorporation and Bylaws, as currently in effect, are attached as Exhibit C. All all of the books and records (whether or not computerized) of the Company, tax returns and any associated software and documentation relating to its business or employees will become the property of Buyer upon Closing and Seller and Company will make such items immediately available at the main office of the Company.

    4.2 Authority Relative to this Agreement. The Company has corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by the Company of this Agreement, and the consummation by it of the transactions contemplated hereby, have been duly authorized by the Board of Directors of the Company, and no other corporate proceedings on the part of the Company are necessary with respect thereto. This Agreement has been duly executed and delivered by Seller and Seller has authority to consummate the transactions contemplated hereby. This Agreement, and the transactions contemplated hereby, constitute valid and binding obligations of Seller, enforceable against Seller in accordance with its terms except as its terms may be limited by (i) bankruptcy, insolvency or similar laws affecting creditors' rights generally or (ii) general principles of equity, whether considered in a proceeding in equity or at law.

    4.3 Qualification of the Company. The Company has corporate power and authority to own all of its properties and assets and to carry on its business as now being conducted. The Company is duly qualified and in good standing to do business in each jurisdiction in which the property owned or leased by it, or the nature of the business conducted by it, makes such qualification necessary. The Company is not a party to nor does it have the obligation to enter into any joint venture or partnership and it has no subsidiaries.

    4.4 Capitalization of the Company; Validity of Shares. The authorized capital of the Company consists of 10,000 shares of common stock, $.10 par value, and the Shares, all of which are owned by Seller free of Encumbrances, are the only Shares issued and outstanding. All of the Shares are validly issued and outstanding, fully paid and nonassessable. The Company has no commitment to issue or sell any shares of its capital stock or any securities or obligations convertible into or exchangeable for, or giving any Person any right to acquire from it, any shares of its capital stock or options or warrants for capital stock and no such securities or obligations are issued or outstanding. Upon delivery to Buyer of certificates duly endorsed by Seller evidencing the Shares pursuant to this Agreement, Buyer will have good title to the Shares, free of Encumbrances and will own one hundred percent of the equity of the Company.

    4.5 No Violation. The execution and delivery by the Company of this Agreement will not (i) violate or result in a breach of any provision of the Articles of Incorporation or Bylaws of the Company, (ii) result in a default or give rise to any right of termination, modification or acceleration under the provisions of any agreement or other instrument or obligation to which Seller or the Company is a party or by which Seller, the Company or the Shares may be bound, or (iii) violate any law or regulation, or any judgment, order or decree of any court, governmental body, commission, agency or arbitrator applicable to Seller, the Company or the Shares.

    4.6 Consents and Approvals. There is no requirement applicable to Seller or the Company to make any filing with, or obtain the consent or approval of, any Person as a condition to the consummation of the transactions contemplated by this Agreement.

    4.7 Compliance with Laws. The business of the Company has, in all material respects, been operated in compliance with all laws and regulations, federal, state or local, domestic or foreign, applicable to its business including, without limitation, those related to (i) antitrust and trade matters, (ii) civil rights,
(iii) zoning and building codes, (iv) public health and safety, (v) worker health and safety and (vi) labor and employment and discrimination in employment.

    4.8 Licenses and Permits. The term "Licenses and Permits" as used herein means governmental licenses, permits, approvals and authorizations, whether federal, state and local, domestic or foreign, other than Environmental Permits. The Company has all of the Licenses and Permits required to conduct its business as it is presently being conducted. Schedule 4.8 contains a complete list of all such Licenses and Permits, all of which are in full force and effect. The business of the Company has been operated in compliance with all of the terms and conditions set forth in such Licenses and Permits. No notice of a violation of any such License or Permit has been received by Seller or the Company, or to the knowledge of Seller, recorded or published, and no proceeding is pending or, to the knowledge of Seller, threatened, to revoke any of them.

    4.9  Environmental Matters.

         (a) The Company has, in all material respects, operated its business in compliance with all laws and regulations relating to pollution control and environmental contamination and the provisions of its Environmental Permits, except for such violations thereof as do not and cannot reasonably be expected to have an adverse effect on the Company. Environmental Permits means governmental permits, approvals and authorizations, which relate to the environment or to public health and safety or worker health and safety, as they may be affected by the environment.

         (b) The Company is not obligated, by itself or jointly with others, to clean up, remedy or otherwise restore to its former condition any building, contaminated surface water, ground water, soil or any natural resource associated therewith.

    4.10 Financial Statements. The Company has previously furnished Buyer with true and complete copies of its audited consolidated financial statements for the years ending June 30, 1997 and 1998,(the "Audited Company Financial Statements") together with the reports on such statements of the Company's Auditors.
Such financial statements present fairly the financial position of the Company as of such dates and the results of their operations and changes in financial position for such periods and have been prepared in accordance with generally accepted accounting principles applied on a consistent basis.

    4.11 Absence of Change. Since September 30, 1998 there has not been:

              (i) any material change, or development involving a prospective change, including, without limitation, any damage, destruction or loss (whether or not covered by insurance);

              (ii) any obligation or liability involving more than Fifty Thousand Dollars and no/100 ($50,000) (whether matured, absolute, accrued, contingent, or otherwise) incurred by the Company;

              (iii) any general uniform increase in the compensation of the employees of the Company including, without limitation, those required by law or collective bargaining agreements or undertaking of an obligation to do so in the future;

              (iv) any material increase in the compensation payable to any officer of the Company;

              (v) any material amendment to any employment agreement to which any employee of the Company is a party;

              (vi) any sale of assets of the Company other than in the ordinary course of business;

              (vii)     any material deterioration of relations
    between the Company and its suppliers or customers;

              (viii)    any direct or indirect redemption,
    purchase or other acquisition of any shares of the capital stock of the Company or undertaking of an obligation to do so in the future;

              (ix) any declaration, setting aside or payment of any dividend (whether in cash, capital stock or property) with respect to the Shares; or

              (x) any issuance by the Company of any shares of its capital stock, or any securities or obligations convertible into or exchangeable for, or giving any person the right to acquire from it, any shares of its capital stock.

Since September 30, 1998 the business of the Company has operated its business only in the ordinary and usual course and in a manner consistent with past practices.

    4.12 Undisclosed Liabilities. The Company has not incurred any liabilities or obligations which are not reflected in the Audited Company Financial Statements, other than those incurred subsequent to such date in the ordinary course of business and consistent with past practices.

    4.13 Current Information. Seller has previously delivered to Buyer non-public information relating to the business and affairs of the Company and will continue to furnish similar information until the Closing. At the time of delivery thereof none of such information contained, or will contain, any untrue statement of a material fact or omitted, or will omit, to state a fact necessary in order to make such statements made therein, in light of the circumstances in which they were made, not misleading.

    4.14 Tax Matters. The Company has filed, in a timely manner, all federal, state, local and foreign tax returns, reports and declarations required of it by applicable law and has paid or made provision for the payment of all taxes (including, without limitation, income, sales, use, occupation, property, excise and employment taxes, and interest and penalties thereon) which have or may become due on account of such filings. The federal tax returns for the Company have been filed with the Internal Revenue Service through 1997. The Company has not received any assessment for unpaid taxes, does not know of any reason why any such assessment might be made and has not agreed to any extension of time for the assessment of any taxes. Adequate provisions have been made for the payment of all current taxes.

    4.15 Labor and Employment Matters. Schedule 4.15 sets forth a complete and correct list of each employment agreement to which the Company is a party. There are no controversies, claims or grievances pending or, to the knowledge of Seller, threatened between Seller or the Company and Company Employees, or a labor union representing Company Employees. Copies of each of the aforementioned agreements have been delivered to Buyer.

    4.16 Litigation. There are no actions, suits, claims, investigations or proceedings pending or, to the knowledge of the Company or Seller, threatened against Seller or the Company, before any court, governmental body, commission, agency or arbitrator, domestic or foreign, which have or can reasonably be expected to have a material adverse effect on the Company or which seek (i) to prevent, restrict or delay the consummation of the transactions contemplated by this Agreement or (ii) to limit, in any manner, the right of Buyer to control the business of the Company after the consummation of the transactions contemplated by this Agreement. Furthermore, there are no judgments, orders or decrees of any such court, governmental body, commission, agency or arbitrator which have or can reasonably be expected to have any such effect.

    4.17 Title to Properties.

         (a) Except as set forth in Section 4.18, the Company does not have any interest in real property.

         (b) The Company has good title to all of the personal property, tangible or intangible, owned by it, free and clear of Encumbrances.

    4.18 Leases. Schedule 4.18 sets forth a complete list of each agreement into which the Company has entered, whether as lessor or lessee, which relates to either real or personal property, other than monthly leases of personal property which may be canceled upon not more than thirty days notice and require the payment of not more than $ 250.00 per month. The leases listed in Schedule 4.18 are referred to herein as "Leases." The Company has complied in all material respects with its obligations under all of the Leases and, to the knowledge of Seller and the Company, no event has occurred or condition exists which constitutes or can reasonably be expected to constitute a breach of the provisions of any Lease by any party thereto. Complete copies of all of the Leases have been delivered to Buyer.

    4.19 Material Contracts. Schedule 4.19 sets forth a complete and correct list of each contract, agreement or commitment of the Company, other than Leases:

              (i) upon which any substantial part of the business of the Company is dependent or which, if breached, could reasonably be expected to have a material adverse effect on the Company;

              (ii) which provides for aggregate future payments by or to the Company of more than $25,000, except for purchase orders or sales orders arising in the ordinary and usual course of business, in which case they are listed only if any party thereto is obligated to make future payments aggregating more than $ 50,000 in any year;

              (iii) which extends more than one year from the date hereof and is not cancelable by either party on 30 days notice;

              (iv) which provides for the sale, lease or other transfer, after the date hereof and other than in the ordinary course of business, of any of the assets of the Company;

              (v) which relates to the employment, retirement or termination of the services of any officer or former officer of the Company, unless listed in Schedule 4.15;
         or

              (vi) which contains covenants pursuant to which any Person has agreed not to compete with any business conducted by the Company or not disclose to others information concerning the Company unless listed in
         Schedule 4.15.

Each of the foregoing is referred to in this Agreement as a "Material Contract." The Company has complied in all material respects with its obligations under all of the Material Contracts and, to the knowledge of Seller, no event has occurred or condition exists which constitutes or can reasonably be expected to constitute a breach of any such contract by any party thereto. Access to all the Material Contracts has been provided to Buyer.

    4.20 Intellectual Property. The term "Intellectual Property" as used herein means trade names, trademarks and service marks, patents, patent rights and copyrights, whether domestic or foreign, (as well as applications, registrations or certificates for any of the foregoing), inventions, trade secrets, proprietary processes and formulae, software and other property rights generally considered to be intellectual property other than general know how. The Company owns, or has the right to use, all of its Intellectual Property. Schedule 4.20 contains a complete and correct list of all such Intellectual Property. There is no claim pending or, to the knowledge of Seller or the Company, threatened against the Company alleging that its use of any Intellectual Property infringes upon the rights of any Person and, no Person is infringing upon the rights of the Company in its Intellectual Property. All letters, patents, registrations and certificates issued by any governmental agency relating to the Intellectual Property are valid and subsisting and have been properly maintained. Complete copies of all documents pursuant to which the Company has acquired the right to use its Intellectual Property, or has licensed or otherwise permitted any other Person to use any of such Intellectual Property, have been delivered to Buyer.

    4.21 Accounts Receivable. The Accounts Receivable for the Company, as of September 30, 1998, are reflected in Schedule 4.21. Such Accounts Receivable and those acquired by the Company subsequent to the 30th day of September, 1998 but prior to the Closing (and not collected prior to Closing), have or will have arisen in the ordinary course of business and will have been collected or be collectible in amounts not less than the aggregate amount thereof carried on the books of the Company, except for Sixty Thousand Dollars ($60,000) which the Seller represents is an accounting adjustment to the June 30, 1998 financial statements carried forward that was not noted. Each of such Accounts Receivable, and those acquired after September 30, 1998, but prior to the Closing, is not the subject of a pledge or assignment, and is free of Encumbrances and has not been placed for collection with any attorney, collection agency or similar individual or firm.

    4.22 Year 2000. The Company has taken all action necessary to ensure that it and all property sold to the Buyer are "Year 2000
Ready."   Year 2000 Ready shall mean that (i) all mission-critical
date-affected technology (hardware, software and firmware) used by the Company in its business operations are able to correctly and effectively receive, transmit and process date data from, into and between the twentieth and twenty-first centuries (including but not limited to Year 2000 leap year calculations) and otherwise continue to function properly and unimpaired; and (ii) all mechanical systems which rely upon embedded microchips utilized in the operation of the Company's business will continue to function properly and unimpaired from, into and between the twentieth and twenty-first centuries (including but not limited to Year 2000 leap year calculations). If requested by the Buyer, Seller will provide evidence of such actions to ensure that the Company is Year 2000 Ready.

    4.23 Maintenance of Tangible Personal Property. The tangible personal property is in good condition, ordinary wear and tear excepted, and is usable in the ordinary course of the business of the Company as it is presently being conducted.

    4.24 Insurance. Schedule 4.24 sets forth a list of insurance policies maintained by the Company. The Company is not in default in any respect under any provision of any such policy nor has it failed to give notice or present any claim thereunder in a timely manner so as to bar recovery of any valid claim.

    4.25 Employee Benefit Plans.

         (a) Schedule 4.25 lists all of the employee benefit plans and programs (except the unfunded deferred compensation plans which are listed in Schedule 4.19), including, without limitation, all retirement, savings and other pension plans ("Pension Plans"), all health, severance, insurance, disability and other employee welfare plans ("Welfare Plans") and all incentive, vacation and other similar plans that are maintained by the Company on behalf of the Company Employees.

         (b) As to each of the Pension Plans, the Company has complied, in all material respects, with all applicable laws and regulations in administering such plans, including specifically the provisions of ERISA and the qualification provisions of Section 401 of the Internal Revenue Code. No prohibited transaction, as defined in Section 4975 of the Internal Revenue Code, has occurred with respect to any of the Pension Plans and none of the Pension Plans has incurred any accumulated funding deficiency, as defined in Section 412 of the Internal Revenue Code, whether or not waived. There has not been, with regard to any such plan, any reportable event, as defined in Section 4043(b) of ERISA, that is required to be reported to the PBGC by law or regulation. The fair market value of the assets of each of the Pension Plans equals or exceeds the present value of all benefits accrued under such plan, whether or not vested, based on the actuarial assumptions that would be used by the PBGC if the plan were terminated as of the date of this Agreement and as of the Closing.

         (c) As to each of the Welfare Plans and other employee benefit plans and programs (including without limitation the plans listed on Schedule 4.19),the Company has complied, in all respects, with all applicable laws and regulations in the administration thereof including, without limitation, the provisions of ERISA when applicable.

         (d) The Company has not terminated any Pension Plan or incurred any liability to the PBGC under Section 4001, et seq. of ERISA and, to the knowledge of Seller or the Company, no condition exists that could reasonably be expected to cause Buyer to incur any such liability. All premiums payable to the PBGC have been paid when due.

         (e) No compensation or benefit that is or will be payable as a result of the transactions contemplated by this Agreement will be characterized as an "excess parachute payment" within the meaning of Section 280G of the Internal Revenue Code.

    4.26 Insider Interests. Neither the Seller nor any officer or director (i) competes with, is involved with or has any direct or indirect interest in any business entity which competes with the business conducted by the Company, (ii) has any agreement of any type with the Company other than any employment agreement listed on
Schedule 4.15, or (iii) has any interest, direct or indirect, in any property, real or personal, tangible or intangible, including, without limitation, Intellectual Property, used in or pertaining to the business conducted by the Company, except as a stockholder or employee of the Company.

    4.27 Certain Practices. To the knowledge of Seller and the Company, no stockholder, director, officer, employee or agent of the Company has, directly or indirectly, made or agreed to make, any unlawful or illegal payment, gift or political contribution to, or taken any other unlawful or illegal action, for the benefit of any customer, supplier, governmental employee or other Person who is or may be in a position to assist or hinder the business of the Company.

    4.28 Full Disclosure. None of the representations and warranties of the Company or the Seller made in this Article contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. To the knowledge of Seller, no event has occurred or condition exists regarding the Company which can reasonably be expected to have a material adverse effect on the Company.

                            ARTICLE V
             REPRESENTATIONS AND WARRANTIES OF BUYER

    Buyer represents and warrants to Seller the following:

    5.1  Organization; Authority Relative to this Agreement.
Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of New York and has corporate power and authority to execute and deliver this Agreement, the Employment Agreement and the Notes to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement, the Employment Agreement and the Notes to which it is a party, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by the Board of Directors of Buyer and no other corporate proceedings on the part of Buyer are necessary with respect thereto. This Agreement has been duly executed and delivered by Buyer. This Agreement, the Employment Agreement and the Notes when executed and delivered by Buyer will constitute, valid obligations of Buyer, enforceable against Buyer in accordance with their terms except as their terms may be limited by (i) bankruptcy, insolvency or similar laws affecting to creditors' rights generally or (ii) general principles of equity, whether considered in a proceeding in equity or at law.

    5.2 No Violation. The execution and delivery by Buyer of this Agreement, the Notes and the Employment Agreement to which it is a party do not, and the consummation of the transactions contemplated hereby and thereby, will not violate or result in a breach of any provision of the Articles of Incorporation or Bylaws of Buyer.

    5.3 Consents and Approvals. There is no requirement applicable to Buyer to make any filing with, or to obtain the consent or approval of any Person as a condition to the consummation of the transactions contemplated by this Agreement.

    5.4 Litigation. There are no actions, suits, claims, investigations or proceedings pending or, to the knowledge of the Buyer, threatened against Buyer, before any court, governmental body, commission, agency or arbitrator, domestic or foreign, which have or can reasonably be expected to have an material adverse effect on the Buyer or which seek (i) to prevent, restrict or delay the consummation of the transactions contemplated by this Agreement or (ii) to limit, in any manner, the right of Buyer to control the business of the Company after the consummation of the transactions contemplated by this Agreement.

    5.5 Financing. Buyer has received a firm commitment from Century National Bank to lend it a sufficient sum to meet its obligations under this Agreement.

    5.6 Finders. John D. Sanders ("Sanders") is entitled to a fee of $25,000 for services rendered on behalf of Buyer in connection with the transactions contemplated by this Agreement. Buyer is solely responsible for the fee to be paid to Sanders.

    5.7 Full Disclosure. None of the representations and warranties of the Buyer made in this Article contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. To the knowledge of Buyer, no event has occurred or condition exists regarding the Buyer which can reasonably be expected to have a material adverse effect on the Buyer.


                            ARTICLE VI
                       ADDITIONAL COVENANTS

    6.1 Expenses. Except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such costs and expenses.

    6.2 Public Announcements. The parties will consult with one another before issuing any press releases or otherwise making any public statements with respect to this Agreement and the transactions contemplated hereby and will not issue any such press release or make any such public statement without the consent of the other unless such action is required by law.

    6.3 Further Assurances. Seller and Buyer will use reasonable efforts to implement the provisions of this Agreement, and for such purpose, at the request and expense of Buyer or Seller as the case may be, will, at or after the Closing, without further consideration, promptly execute and deliver, or cause to be executed and delivered, such additional documents as may be necessary to implement any provision of this Agreement or the Notes.

                           ARTICLE VII
                  EMPLOYEES AND EMPLOYEE MATTERS

    7.1 Company Employees. Seller has delivered to Buyer a list of all of the employees of the Company ("Company Employees").

    7.2  Employee Benefit Plans.

         (a) Buyer will permit each Company Employee to participate, on the same basis that its employees and the employees of its Subsidiaries participate, in the employee benefit plans and programs regularly made available to the employees of Buyer and its Subsidiaries who hold similar positions. The eligibility to participate, accrual of benefits and vesting by Company Employees under plans and programs covering employees of Buyer shall be based on their service with the Company, and Buyer will promptly amend its plans and programs to so provide.

         (b) No assets or liabilities with respect to Company Employees shall be transferred as a result of this Agreement from any employee benefit plan maintained by the Company to any plan maintained or established by Buyer, and the Company shall retain all obligations to fund or otherwise provide benefits accrued by Company Employees under its benefit plans prior to the Closing. Benefits under the plans retained by the Company shall be payable to Company Employees pursuant to the terms of such plans.

    7.3 Administration. Seller and Buyer shall each make its appropriate employees available to the other at such reasonable times as may be necessary for the proper administration by the other of any and all matters relating to Company Employees. If, as a result of the transactions contemplated by this Agreement, reports are required to be filed with respect to any of the Company's benefit plans, Seller will file such reports.


                           ARTICLE VIII
                CONDITIONS TO OBLIGATIONS OF BUYER

    The obligation of Buyer to consummate the transactions contemplated by this Agreement shall be subject, to the extent not waived, to the following conditions.

    8.1 Representations and Warranties. Except for changes expressly contemplated by this Agreement, each of the representations and warranties of Company and of Seller contained in this Agreement, which representations and warranties include the information in the schedules corresponding thereto, shall be true and correct in all material respects as of the date of Closing and Seller shall have delivered to Buyer a certificate to that effect signed by Seller as sole stockholder and a certificate to that effect signed by an officer of the Company.

    8.2 Performance of this Agreement. Seller shall have, and shall have caused the Company to have, performed in all material respects all of its obligations to be performed before or at Closing under this Agreement and shall have delivered to Buyer a certificate to that effect signed by its Chairman or President.

    8.3 Corporate Authorization. All corporate action required to be taken by the Company in connection with the transactions contemplated hereby shall have been taken, all documents incident thereto shall be reasonably satisfactory in substance and form to Buyer and Buyer shall have received such originals or copies of such documents as it may reasonably request.

    8.4 Consents and Approvals. The consents and approvals of all Persons which Seller is required to obtain in order to be able to transfer the Shares to Buyer, shall have been obtained.

    8.5 Injunction, Litigation, etc. No order of any court or governmental agency shall be in effect which restrains or prohibits the consummation of the transactions contemplated by this Agreement or which would limit or affect the ability of Buyer to own and control the Company, and there shall not have been threatened, nor shall there be pending, any action or proceeding by or before any such court or governmental agency seeking to prohibit or delay or challenging the validity of the transactions contemplated by this Agreement.

    8.6 Legislation. No statute, rule or regulation shall have been proposed or enacted which prohibits or might prohibit, restrict or delay the consummation of the transactions contemplated by this Agreement.

    8.7 Estoppel Certificates, etc. Seller shall have obtained and delivered to Buyer executed estoppel certificates satisfactory in form and substance to Buyer, and such other information with respect to the Leases as Buyer may reasonably request.

    8.8 Resignations. All directors of the Company, other than Seller, shall have resigned as of the Closing.

    8.9 Opinion of Counsel for Seller. Buyer shall have received an opinion from Holland & Knight LLP, Counsel for Seller and the Company, in substantially the form attached hereto as Exhibit D.

    8.10 Repayment of Loan by Jeannine Mantz. Seller shall have delivered at Closing a personal check in the amount of One Hundred and Eighty Thousand Dollars and No/100 ($180,000), plus all accrued interest thereon to the Closing Date at the rate specified in the note evidencing such indebtedness made payable to Buyer to satisfy a loan by the Company to Seller in such amount (the "Stockholder Receivable").

                            ARTICLE IX
               CONDITIONS TO OBLIGATIONS OF SELLER

    The obligation of Seller to consummate the transactions contemplated by this Agreement shall be subject, to the extent not waived, to the satisfaction of each of the following conditions.

    9.1 Representations and Warranties. Except for changes expressly contemplated by this Agreement, each of the representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects as of the date of Closing, and Buyer shall have delivered to Seller a certificate to that effect signed by its Chairman or President.

    9.2 Performance of this Agreement. Buyer shall have performed in all material respects with all of its obligations under this Agreement and shall have delivered to Seller a certificate to that effect signed by its Chairman or President.

    9.3 Corporate Authorization. All corporate action required to be taken by Buyer in connection with the transactions contemplated in this Agreement shall have been taken, all documents incident thereto shall be reasonably satisfactory in substance and form to Seller, and Seller shall have received all such originals or copies of such documents as it may reasonably request.

    9.4 Injunction, Litigation, etc. No order of any court or governmental agency shall be in effect which restrains or prohibits the consummation of the transactions contemplated by this Agreement and there shall not have been threatened, nor shall there be pending, any action or proceeding by or before any such court or governmental agency seeking to prohibit or delay or challenging the validity of any of the transactions contemplated by this Agreement.

    9.5 Legislation. No statute, rule or regulation shall have been proposed or enacted which prohibits or might prohibit, restrict or delay the consummation of the transactions contemplated hereby.

    9.6 Opinion of Counsel for Buyer. Seller and the Company shall have received an opinion from McGuire, Woods, Battle &
Boothe, LLP, Counsel for Buyer, in substantially the form attached hereto as Exhibit E.

                            ARTICLE X
                             CLOSING

    10.1 Time and Place of Closing. The Closing shall take place at the offices of McGuire, Woods, Battle & Boothe, LLP in McLean,
Virginia, at 3 p.m. local time on the 18th day of December, 1998
(the "Closing Date").

    10.2 Deliveries by Seller. At the Closing Seller shall deliver to Buyer the following:

              (i) the certificates representing the Shares duly endorsed or with stock powers attached thereto duly signed;

              (ii) the Company's minute book and stockholder records;

              (iii) the certificates required by Sections 8.1 and 8.2;

              (iv)      evidence that the corporate action
         described in Section 8.3 has been taken;

              (v)       copies of the consents required by
         Section 8.4;

              (vi)      the estoppel certificates required by
         Section 8.7;

              (vii)     the resignations required by Section 8.8;


              (viii)         the Opinion of Counsel required by
         Section 8.9;

              (ix)           a check in the amount of One Hundred
and Eighty Thousand Dollars and No/100 ($180,000), plus all interest accrued thereon to the Closing Date payable to the Company, or evidence satisfactory to the Buyer that the Company has received such check, as full satisfaction of repayment of a loan to Jeannine Mantz by the Company; and

              (x)       such additional documents as Buyer may
         reasonably request.

    10.3 Deliveries by Buyer. At the Closing Buyer shall deliver to Seller the following:

              (i)  a certified bank check in the amount of
         $1,193,661.00 payable to Jeannine Mantz;

              (ii) the Accounts Receivable Note;

              (iii) the Contingent Liability Note;

              (iv) the certificates required by Sections 9.1 and 9.2;

              (v)  evidence that the corporate action described in
         Section 9.3 has been taken;

              (vi) the Opinion of Counsel required by Section 9.6; and

              (vii)     such additional documents as Seller may
         reasonably request.

    10.4 Deliveries by Seller and Buyer. At the Closing Buyer and Seller shall execute and deliver to each other a copy of the Employment Agreement to which they are a party.

                            ARTICLE XI
                         INDEMNIFICATION

    11.1 Indemnification by Seller. Subject to the limitations contained in this Article, Seller will indemnify and hold Buyer harmless from any damage, loss, liability or expense including, without limitation, reasonable expenses of investigation and reasonable attorneys' fees arising out of:

              (i) any breach of a representation and warranty made by Seller in this Agreement;

              (ii) the breach of any agreement of Seller contained in this Agreement; or

              (iii) any undisclosed liability or obligation of the Company, whether civil or criminal in nature arising out of actions that occurred prior to the Closing Date.

    11.2 Indemnification by Buyer.     Subject to the limitations
contained in this Article, Buyer will indemnify and hold Seller harmless from any damage, loss, liability or expense including without limitation, reasonable expenses of investigation and reasonable attorneys' fees arising out of:

              (i) any breach of a representation and warranty made by Buyer in this Agreement; or

              (ii) the breach of any agreement of Buyer contained in this Agreement.

    11.3 Third Party Claims. The obligation of Seller to indemnify Buyer under the provisions of this Article with respect to claims resulting from the assertion of liability by Persons not parties to this Agreement (including governmental claims for penalties, fines and assessments) shall be subject to the following terms and conditions:

              (i) Buyer shall give prompt written notice to Seller of any assertion of liability by a third party which might give rise to a claim for indemnification based on the foregoing provisions of this Article, which notice shall state the nature and basis of the assertion and the amount thereof, to the extent known, provided, however, that no delay on the part of Buyer in giving notice shall relieve Seller of any obligation to indemnify unless (and then solely to the extent that) Seller is prejudiced by such delay.

              (ii) If any action, suit or proceeding (a "Legal Action") is brought against Buyer with respect to which Seller may have liability under the foregoing provisions of this Article, the Legal Action shall be defended by Seller and such defense shall include all proceedings for appeal or review which counsel for Buyer reasonably shall deem appropriate.

              (iii) Notwithstanding the provisions of the previous subsection of this Agreement, until Seller shall have assumed the defense of any such Legal Action, the defense shall be handled by Buyer. Furthermore, (A) if Seller fails to provide Buyer with evidence acceptable to Buyer that Seller has sufficient financial resources to defend and fulfill its indemnification obligation with respect to the Legal Action; or (B) if the Legal Action involves other than money damages and seeks injunctive or other equitable relief; Seller shall not be entitled to assume the defense of the Legal Action and the defense shall be handled by Buyer. If the defense of the Legal Action is handled by Buyer under the provisions of this subsection, Seller shall pay all legal and other expenses reasonably incurred by Buyer in conducting such defense.

              (iv) In any Legal Action initiated by a third party and defended by the indemnifying party (A) the indemnified party shall have the right to be represented by advisory counsel and accountants, at its own expense,
         (B) the indemnifying party shall keep the indemnified party fully informed as to the status of such Legal Action at all stages thereof, whether or not the indemnified party is represented by its own counsel, (C) the indemnifying party shall make available to the indemnified party, and its attorneys, accountants and other representatives, all books and records of the indemnifying party relating to such Legal Action and (D) the parties shall render to each other such assistance as may be reasonably required in order to ensure the proper and adequate defense of such Legal Action.

              (v) In any Legal Action initiated by a third party and defended by the indemnifying party, the indemnifying party shall not make any settlement of any claim without the written consent of the indemnified party, which consent shall not be unreasonably withheld. Without limiting the generality of the foregoing, it shall not be deemed unreasonable to withhold consent to a settlement involving injunctive or other equitable relief against the indemnified party or its assets, employees or business, or relief which the indemnified party reasonably believes could establish a custom or precedent which will be materially adverse to the best interests of its continuing business.

    11.4 Survival; Investigation. The representations and warranties of Seller contained in this Agreement shall survive any investigation by Buyer and shall not terminate until the third anniversary of the Closing (the "Survival Date") at which time they shall lapse.

    11.5 Maximum Liability. Notwithstanding any provision in this Article to the contrary, the maximum amount of Seller's and Buyer's obligation to the other under this Article is Three Hundred
Thousand Dollars ($300,000). Such obligation shall be determined on a semi-annual basis.

    11.6 Indemnification Offset. Notwithstanding any other provision in this Article to the contrary, if Seller returns part of the Purchase Price to Buyer by reason of a net worth adjustment under Section 2.4 attributable to the amount of the Company's Accounts Receivable being less than the amount set forth in
Schedule 4.21, Seller's obligation to indemnify Buyer under this Article as a result of the breach of the representation in Section
4.21 relating to the amount of the Accounts Receivable shall be reduced by the amount of the Purchase Price returned to Buyer by reason of such net worth adjustment.

                           ARTICLE XII
GENERAL PROVISIONS

    12.1 Notices. All notices and other communications given hereunder shall be in writing. Notices shall be effective when delivered, if delivered personally. Otherwise, they shall be effective when sent to the parties at the addresses or numbers listed below, as follows: (i) on the business day delivered (or the next business day following delivery if not delivered on a business day) if sent by a local or long distance courier, prepaid telegram, telefax or other facsimile means, or (ii) three days after mailing if mailed by registered or certified U.S. mail, postage prepaid and return receipt requested.

         If to Seller to:

              Vail Research and Technology Corporation
              7611 Little River Turnpike
              Annandale, Virginia 22003-2602
              Attention: Jeannine Mantz, President
              Telefax No.:703-642-1015

              with a copy, which shall not constitute notice, to:

              Holland & Knight LLP
              2100 Pennsylvania Avenue, N.W.
              Washington, D.C. 20037
              Attention: David Metzger, Esquire
              Telefax : 202-955-5564

         If to Buyer to:

              HADRON, Inc.
              4900 Seminary Road
              Suite 800
              Alexandria, Virginia 22311
              Attention: C.W. Gilluly
              Telefax No.:703-824-8750

              with a copy, which shall not constitute notice, to:

              McGuire, Woods, Battle & Boothe, LLP
              8280 Greensboro Drive, Suite 900
              McLean, Virginia 22102
              Attention: Jocelyn West Brittin, Esquire
              Telefax No.:703-712-5050

Any Person may change the address or number to which notices are to be delivered to him, her or it by giving the other Persons named above notice of the change in the manner set forth above.

    12.2 Governing Law. This Agreement shall be governed in all respects by the laws of the Commonwealth of Virginia without regard to its choice of law rules.

    12.3 Schedules. The information contained in any schedule which is referred to in any section of this Agreement shall be deemed to have been disclosed in connection with, and to be incorporated into, that particular section only, and shall not be deemed a part of any other section.

    12.4 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of the Agreement.

    12.5 No Third Party Beneficiaries. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

    12.6 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

    12.7 Miscellaneous. This Agreement (i) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof; (ii) is not intended to and shall not confer upon any Person, other than the parties hereto, any rights or remedies, and (iii) shall not be assigned by operation of law or otherwise, except that Buyer may assign its rights hereunder to another of its Subsidiaries, if any.

    IN WITNESS WHEREOF the parties hereto have caused this Agreement to be executed and attested by their duly authorized officers.


                        SELLER:

                        /S/ JEANNINE MANTZ
                        Jeannine Mantz


                        VAIL RESEARCH AND TECHNOLOGY CORPORATION

                        By: /S/ JEANNINE MANTZ
                        Title: President


                        BUYER:
                        HADRON, INC.


                        By: /S/ C.W. GILLULY
                        Title: Chief Executive Officer